Pricing Supplement No Euro D 201     Dated 3/25/97           Rule 424(b)(3)
(To Prospectus dated April 5, 1996 and                  File No. 333-01807
Prospectus Supplement dated April 5, 1996)
                                This Pricing Supplement consists of 8 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:  JPY 1,000,000,000
Issue Price:     100.0000000000%
Proceeds to Company on original issuance:  JPY 1,000,000,000
Commission or Discount on original issuance:   USD 29,000
Salomon Brothers International Limited's capacity on original issuance:
       |X|  As agent      | |  As principal
    If as principal
       | |  The Bearer Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public offering price of  % of Principal Amount or Face Amount.
Original Issue Date:     March 26, 1997
Stated Maturity:     March 26, 2002
Specified Currency:    JPY
    (If other than U.S. Dollars)
Authorized Denominations:  JPY 100,000,000
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:   Annually on March 26; first coupon 3/26/98
    Accrue to Pay:  | | Yes  |X| No
Indexed Principal Note:   |X|  Yes (See Attached)   | |  No
Type of Interest on Note: | | Fixed Rate   | | Floating Rate   |X| Indexed Rate
                                                                (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes):
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    |X| Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              |X| Other  (See Attached)
Computation of Interest:  |X| 30 over 360       | | Actual over Actual
                          | | Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  See Attached
Rate Determination Dates:  See Attached
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:     N/A
Spread (+/-):     N/A
Spread Multiplier:     N/A
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |X| No
Maximum Interest Rate:    N/A
Minimum Interest Rate:    Zero
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Bond Yield to Call:
        Bond Yield to Maturity:
Listed on Luxembourg Stock Exchange:  | | Yes     |X| No
Common Code:  7454023
ISIN:  XS0074540237


      Pricing Supplement No. Euro D 201

      Supplement dated March 25, 1997 (to Prospectus Supplement dated April 5, 1996, to Prospectus dated April 5, 1996)



                   DESCRIPTION OF THE NOTES

      General

           The following description of the particular terms of the Bearer Notes offered hereby (the "Dual Currency Notes") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Bearer Notes set forth in the accompanying Prospectus Supplement, to which description reference is hereby made.

           "London and Tokyo Business Day" with respect to the Dual Currency Notes means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in either (i) London, England or (ii) Tokyo, Japan.

           "New York Business Day" with respect to the Dual Currency Notes means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in New York, New York, in the United States.

           "Business Day" with respect to the Dual Currency Notes means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in (i) New York, New York, in the United States, (ii) London, England or
      (iii) Tokyo, Japan.

           The Calculation Agent will be Salomon Brothers International Limited, which is a wholly-owned subsidiary of Salomon Inc (the "Company"). Neither the Calculation Agent nor the Company will have any responsibility for errors or omissions in making calculations or determinations in respect of the Dual Currency Notes. The Calculation Agent shall not be an agent of the Holders of the Dual Currency Notes, and its calculations and determinations in respect of the Dual Currency Notes shall (except in the case of manifest error) be final and binding on the Company and such Holders.

      Risk Factors

           The Dual Currency Notes are Indexed Notes.

           The amount of interest (if any) that a Holder will receive in respect of the Dual Currency Notes on any Interest Payment Date with respect to the Interest Period ending on the day prior to such Interest Payment Date will be determined by reference to the exchange rate between the Japanese Yen and the Australian Dollar on the fifth London and Tokyo Business Day prior to such Interest Payment Date, as described below under "Interest".
      As described more fully below under "Interest", if the applicable exchange rate for any such Interest

      Period is equal to or below 68.7125 Japanese Yen per 1 Australian Dollar, the amount of interest payable in respect of the Dual Currency Notes for such Interest Period shall be zero. Holders of the Dual Currency Notes should be prepared not to earn any interest on their principal.

           The amount that a Holder will receive in respect of principal on the Dual Currency Notes at Maturity will be determined by reference to the exchange rate between the Japanese Yen and the U.S. Dollar on the tenth Business Day prior to Maturity, as described below under "Principal". As described more fully below under "Principal", if the applicable exchange rate at Maturity is equal to or below
      121.2000 Japanese Yen per 1 U.S. Dollar, the amount payable in respect of principal on any Dual Currency Note shall be equal to the Face Amount of such Dual Currency Note (as stated on the cover of this Pricing Supplement).

      Interest

           The amount of interest payable on any Dual Currency Note on any Interest Payment Date with respect to the Interest Period ending on the previous day shall be calculated by the Calculation Agent on the basis of a 360-day year of twelve 30-day months and shall be an amount in Japanese Yen (rounded to the nearest Yen) determined in accordance with the formula set out below; provided, however, that the amount of interest payable on any Interest Payment Date shall never be less than zero.

           IIA = FA times [(0.0008368201 times AU$ FX Rate) minus
      0.0575]; where

           "IIA" means the indexed interest amount in Japanese
      Yen payable on such Interest Payment Date (rounded to the nearest Yen).

           "FA" means the Face Amount of the Dual Currency Note
      (as stated on the cover of this Pricing Supplement).

           "AU$ FX Rate", with respect to any Interest Period, means the number of Japanese Yen required to purchase one Australian Dollar, as determined by the Calculation Agent by calculating the arithmetic mean (rounded to four decimal places) of the bid and offer spot exchange rate between the Japanese Yen and the Australian Dollar, as displayed on Reuters screen "JPNU", row "11:00" (or any successor row and page thereto) at 11:00 a.m. (London time) on the fifth London and Tokyo Business Day preceding the relevant Interest Payment Date.

           The following table sets forth, for the hypothetical AU$ FX Rates indicated, the amount of interest that would be payable on 100,000,000 Japanese Yen Face Amount of the Dual Currency Notes for the related Interest Period. The information presented below is furnished solely for purposes of illustration, and no representation is made that any actual AU$ FX Rate will be equal to, or less than, or greater than, any of the hypothetical AU$ FX Rates indicated.

                                     Amount of Interest Payable
       Hypothetical AU$ FX Rate          on JPY 100,000,000
                                            Face Amount
                                       of Dual Currency Notes
      68.7125 (or any lesser value)                  0
               69.0000                          24,059
               70.0000                         107,741
               75.0000                         526,151
               80.0000                         944,561
               85.0000                       1,362,971
               90.0000                       1,781,381
               95.0000                       2,199,791
               100.0000                      2,618,201
               105.0000                      3,036,611
               110.0000                      3,455,021
               115.0000                      3,873,431
               120.0000                      4,291,841


           The table above shows that the amount of interest payable in respect of the Dual Currency Notes will vary as the AU$ FX Rate varies. In particular, the amount of interest payable in respect of the Dual Currency Notes will decline as the Japanese yen appreciates in value against the Australian dollar. Moreover, the amount of interest payable in respect of the Dual Currency Notes for any Interest Period shall be zero if the AU$ FX Rate for any such Interest Period is equal to or below 68.7125 Japanese Yen per 1 Australian Dollar.

           Holders of the Dual Currency Notes should be prepared not to earn any interest on their principal.

      Principal

           The amount payable in respect of principal on any Dual Currency Note at Maturity shall be determined by the Calculation Agent and shall be an amount in Japanese Yen (rounded to the nearest Yen) equal to the product of (i) the Face Amount of the Dual Currency Note and (ii) the quantity 1 plus a fraction having (x) a numerator equal to the greater of (A) the quantity (US$ FX Rate (as defined below) minus 121.2000) and (B) zero and (y) a denominator equal to 121.2000.

           "US$ FX Rate", with respect to Maturity, means the number of Japanese Yen required to purchase one United States Dollar, as determined by the Calculation Agent by calculating the arithmetic mean (rounded to four decimal places) of the bid and offer spot exchange rate between the Japanese Yen and the United States Dollar, as displayed on Reuters screen "JPNU", row "15:00" (or any successor row and page thereto) at 3:00 p.m. (Tokyo time) on the tenth Business Day preceding Maturity.

           The following table sets forth, for the hypo-thetical US$ FX Rates indicated, the amount of principal that would be payable in respect of

      100,000,000 Japanese Yen Face Amount of the Dual Currency Notes at Maturity. The information presented below is furnished solely for purposes of illustration, and no representation is made that any actual US$ FX Rate will be equal to, or less than, or greater than, any of the hypothetical US$ FX Rates indicated.

                                            Amount Payable
       Hypothetical US$ FX Rate        in Respect of Principal on
                                       JPY 100,000,000 Face Amount
                                        of Dual Currency Notes
      121.2000 (or any lesser value)      JPY 100,000,000
               125.0000                       103,135,314
               130.0000                       107,260,726
               135.0000                       111,386,139
               140.0000                       115,511,551
               145.0000                       119,636,964
               150.0000                       123,762,376


           The table above shows that the amount payable in respect of principal on the Dual Currency Notes will vary as the US$ FX Rate varies. In particular, the amount payable in respect of principal on any Dual Currency Note will be greater than the Face Amount of such Dual Currency Note only if the US$ FX Rate in respect of Maturity is greater than 121.2000 Japanese Yen per 1 U.S. Dollar.



      DESCRIPTION OF JAPANESE YEN AND AUSTRALIAN DOLLARS
           AND HISTORICAL EXCHANGE RATE INFORMATION

           The Yen is the national currency of Japan. Japanese bank notes are issued by The Bank of Japan, which was established in 1882 and is the country's central bank and sole bank of issue. On March 21, 1997, the noon buying rate for cable transfers in New York City payable in Japanese Yen, as reported by the Federal Reserve Bank of New York, was JPY122.82 = U.S.$1.00.

           The Australian Dollar is the national currency of Australia. Australian bank notes are issued by The Reserve Bank of Australia, which is the country's central bank and sole bank of issue. On March 21, 1997, the noon buying rate for cable transfers in New York City payable in Australian Dollars, as reported by the Federal Reserve Bank of New York, was AU$.7841 = US$1.00.

           The following table sets forth the exchange rate between Australian Dollars and Japanese Yen (rounded to two decimal places) on the last Business Day of the months (and partial month) indicated, as compiled by the Calculation Agent based on data reported by Extel Financial Limited.

                                           JPY/AU$

         1992     March                     102.48
                  April                     100.75
                  May                        96.66
                  June                       94.10
                  July                       94.75
                  August                     87.95
                  September                  85.55
                  October                    85.61
                  November                   85.04
                  December                   86.04
         1993:    January                    84.79
                  February                   82.08
                  March                      81.10
                  April                      78.63
                  May                        72.47
                  June                       71.04
                  July                       72.21
                  August                     70.20
                  September                  68.47
                  October                    72.20
                  November                   71.84
                  December                   75.75
         1994:    January                    77.31
                  February                   74.23
                  March                      72.03
                  April                      72.41
                  May                        77.26
                  June                       72.07
                  July                       74.02
                  August                     74.58
                  September                  73.24
                  October                    71.95
                  November                   76.04
                  December                   77.39
         1995:    January                    74.92
                  February                   71.30
                  March                      63.37
                  April                      61.15
                  May                        60.92
                  June                       60.18
                  July                       65.08
                  August                     73.74
                  September                  74.46
                  October                    77.77
                  November                   75.49
                  December                   76.73
         1996:    January                    79.62
                  February                   80.42
                  March                      83.54
                  April                      82.36
                  May                        86.31
                  June                       86.33
                  July                       82.48
                  August                     85.93
                  September                  88.12
                  October                    90.20
                  November                   92.68
                  December                   92.19
         1997:    January                    92.53
                  February                   93.67
                  March (as of March 21)     96.53


           The following table sets forth the noon buying rate for cable transfers in New York City payable in Japanese
      Yen, as reported by the Federal Reserve

      Bank of New York, on the last New York Business Day of the months (and partial month) indicated, as compiled by the Calculation Agent.



                                       JPY/US$

         1992     March                133.06
                  April                133.30
                  May                  127.75
                  June                 125.87
                  July                 127.35
                  August               122.95
                  September            120.00
                  October              123.30
                  November             124.42
                  December             124.85
         1993:    January              124.97
                  February             118.10
                  March                114.90
                  April                111.27
                  May                  107.17
                  June                 106.80
                  July                 105.50
                  August               104.73
                  September            106.05
                  October              108.35
                  November             109.08
                  December             112.00
         1994:    January              108.72
                  February             104.22
                  March                102.40
                  April                102.05
                  May                  104.74
                  June                  98.51
                  July                 100.05
                  August               100.11
                  September             99.05
                  October               96.90
                  November              98.91
                  December              99.60
         1995:    January               98.43
                  February              96.60
                  March                 86.85
                  April                 84.04
                  May                   84.65
                  June                  84.78
                  July                  88.34
                  August                97.75
                  September             99.10
                  October              102.26
                  November             101.80
                  December             103.28
         1996:    January              106.95
                  February             105.12
                  March                107.00
                  April                104.63
                  May                  107.65
                  June                 109.48
                  July                 106.77
                  August               108.70
                  September            111.65
                  October              113.97
                  November             113.88
                  December             115.77
         1997:    January              121.25
                  February             120.83
                  March (as of March 21122.82

           The information set forth in this Pricing Supplement relating to the exchange rates between the Japanese Yen and each of the Australian Dollar and the U.S. Dollar is furnished as a matter of information only. Significant and unpredictable fluctuations in such exchange rates have occurred in the past and it is impossible to predict the magnitude, direction or frequency of any fluctuations in such exchange rates that may occur during the term of the Dual Currency Notes.

           The exchange rate between the Japanese Yen and either the Australian Dollar or the U.S. Dollar is at any moment a result of the supply of and the demand for the two currencies, and changes in the rate result over time from the interaction of many factors directly or indirectly affecting economic conditions in Japan and in Australia or the United States, as the case may be, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments (both on capital and current account) and the extent of governmental surpluses or deficits in Japan and in Australia or the United States, as the case may be, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Japan, Australia or the United States, as the case may be, and other countries important to international trade and finance. In recent years, rates of exchange between the Japanese Yen and the Australian Dollar and between the Japanese Yen and the U.S. Dollar have been highly volatile.